Exhibit 10.5

EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT ("Agreement") is made and entered into as of this 12th day of November, 2021 (the “Effective Date”), by and among Simmons First National Corporation ("Company"), an Arkansas corporation, Simmons Bank (“Bank” and together with the Company (as more fully described in Article 12), “Simmons”), an Arkansas state bank and Ann Madea ("Executive").

R E C I T A L S:

WHEREAS, Simmons acknowledges that the Executive is to significantly contribute to the growth and success of Simmons, and as a publicly held corporation, a Change in Control of the Company may occur with or without the approval of the Board of Directors of the Company ("Company Board"), and the Company Board also recognizes that the possibility of such a Change in Control may contribute to uncertainty on the part of senior management resulting in distraction from their operating responsibilities or in the departure of senior management; and

WHEREAS, the Company Board believes that outstanding management is critical to advancing the best interests of the Bank, the Company and its shareholders and that it is essential that the management of Simmons’ business be continued with a minimum of disruption during any proposed bid to acquire Simmons or to engage in a business combination with Simmons, and Simmons believes that the objective of securing and retaining outstanding management will be achieved if certain of Simmons’ senior management employees are given assurances of employment security so they will not be distracted by personal uncertainties and risks created by such circumstances;

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation Simmons agrees herein to pay the Executive, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Simmons and the Executive agree as follows:

ARTICLE 1
TERM OF AGREEMENT

1.1 Term. This Agreement shall be effective for thirty‑six (36) months from the Effective Date and will automatically be extended for twelve (12) months as of each anniversary date of the Effective Date ("Agreement Term") unless the Agreement is terminated by Simmons upon written notification to the Executive, within thirty (30) days before an anniversary date of the Effective Date, that the Agreement will terminate as of last day of the Agreement Term as in effect immediately prior to such anniversary date.

Unless Simmons has effectively terminated this Agreement as prescribed above in this Section 1.1, in the event of a Change in Control, the Agreement Term shall be amended to twenty-four (24) months commencing upon the Control Change Date (as defined in Section 1.3) and shall then expire at the end of such twenty-four (24) month period.

1.2 Change in Control. Change in Control shall mean a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Treasury Regulation Section 1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

1.3 Control Change Date. Control Change Date means the date on which an event described in Section 1.2 occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

ARTICLE 2
TERMINATION OF EMPLOYMENT

2.1 General. The Executive shall be entitled to receive Termination Compensation, as defined in Section 2.5, according to this Article if:

(a) the Executive's employment is involuntarily terminated as specified in Section 2.2, or

(b) the Executive voluntarily terminates employment as specified in Section 2.3;

provided, however, that no Termination Compensation shall be payable to the Executive, and the Executive shall forfeit all rights, under Section 2.5 of this Agreement unless a Release in substantially the form attached as Exhibit A (the “Release”) is signed and becomes irrevocable within the time period specified by the Release for review and revocation. To the extent any Termination Compensation under Section 2.5 has been paid and the Release requirement of this Section 2.1 is not met, then any such Termination Compensation previously paid shall be forfeited and the Executive shall repay such forfeited Termination Compensation to Simmons within thirty (30) days following demand by Simmons.

2.2 Termination by Simmons.

(a) The Executive shall be entitled to receive Termination Compensation (as described in Section 2.5) if during an Agreement Term, all employment of the Executive is terminated by Simmons without Cause on or after a Control Change Date.

(b) The Executive shall be entitled to receive Termination Compensation (as described in Section 2.5) if during an Agreement Term, all employment of the Executive is terminated by Simmons without Cause within the 180 days immediately preceding a Control Change Date.

(c) Cause means, for purposes of this Agreement, (i) willful and continued failure by the Executive to perform her duties as established by Simmons; (ii) a material breach by the Executive of her fiduciary duties of loyalty or care to Simmons; (iii) conviction of a felony; or (iv) willful, flagrant, deliberate and repeated infractions of material published policies and procedures of Simmons of which the Executive has actual knowledge ("Cause Exception"). If Simmons desires to discharge the Executive under the Cause Exception, it shall give notice to the Executive as provided in Section 2.7 and the Executive shall have thirty (30) days after notice has been given to her in which to cure the reason for Simmons' exercise of the Cause Exception.

If the reason for Simmons’ exercise of the Cause Exception is timely cured by the Executive (as determined by a committee appointed by the Board of Directors of Simmons), Simmons’ notice shall become null and void.

2.3 Voluntary Termination. The Executive shall be entitled to receive Termination Compensation (as defined in Section 2.5) if a Change in Control occurs during an Agreement Term, and the Executive voluntarily terminates employment after a Control Change Date during an Agreement Term and within six (6) months following the occurrence of a Trigger Event.

2.4 Trigger Event. A Trigger Event means, for purposes of this Agreement, the occurrence of any one of the following events:

(a) the failure by the Company or the Bank to reelect or appoint the Executive to a position with duties, functions and responsibilities substantially equivalent to the position held by the Executive on the Control Change Date;

(b) a material modification by the Company or the Bank of the title, duties, functions or responsibilities of the Executive without her written consent;

(c) the failure of the Company or the Bank to permit the Executive to exercise such responsibilities as are consistent with the Executive's position and of such a nature as are usually associated with such office of a corporation engaged in substantially the same business as Simmons;

(d)    the Company or the Bank requires the Executive to relocate her employment more than fifty (50) miles from his place of employment, without the written consent of the Executive, excluding reasonably required business travel or temporary assignments for a reasonable period of time;

(e)     any decrease, without the Executive’s written consent, in the Executive’s (i) annual base salary, (ii) target or maximum annual cash incentive award opportunity or (iii) target annual equity incentive award opportunity;

(f)    the Company or the Bank shall fail to make a payment when due to the Executive; or

(g)     a breach by Simmons of the obligations set forth in Article 15 of this Agreement.

2.5 Termination Compensation. Termination Compensation equal to two (2) times the Executive's Base Period Income shall be paid to the Executive in a single sum payment in cash on the thirtieth (30th) business day after the later of (a) the Control Change Date and (b) the date of the Executive's employment termination; provided that if at the time of the Executive's termination of employment the Executive is a Specified Employee, then payment of the Termination Compensation to the Executive shall be made on the first day of the seventh (7th) month following the Executive's employment termination.

2.6 Base Period Income. The Executive's Base Period Income equals the sum of (a) her annual base salary as of the Executive's termination date, and (b) the greater of: (i) the average of any annual cash incentive award paid or payable to the Executive for the Company's last two completed fiscal years prior to the Executive’s employment termination or (ii) the Executive's target annual cash incentive award opportunity for the year in which the Executive’s employment termination occurs.

2.7 Notice of Termination. Any termination by Simmons under the Cause Exception or by the Executive after a Trigger Event shall be communicated by Notice of Termination to the other party hereto. A "Notice of Termination" shall be a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (c) if the termination date is other than the date of receipt of such notice, specifies the effective date of termination.

2.8 Specified Employee. Specified Employee is a “specified employee” (within the meaning of Section 409A (as defined below)) of Simmons (or any related “service recipient” within the meaning of Section 409A).

ARTICLE 3
ATTORNEYS’ FEES

In the event that the Executive incurs any attorneys’ fees in protecting or enforcing her rights under this Agreement and the Executive prevails on at least one material point in such dispute or claim, Simmons shall reimburse the Executive for such reasonable attorneys' fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following the Executive’s written request (which must include a detailed description of such fees and expenses) which must be submitted within thirty (30) days following final resolution of the dispute or claim giving rise to such fees and expenses.

ARTICLE 4
LIFE INSURANCE POLICIES

In connection with the Executive’s termination of employment, the life insurance and accidental death and dismemberment coverage provided by Simmons for the Executive and her eligible dependents will terminate as of the date specified in the applicable policy or contract unless the Executive elects to convert such coverage to an individual policy in accordance with the terms of such policy or contract; provided, however, that the Executive will be responsible for payment of any premiums on any such continued coverage elected. Upon the Executive’s termination of employment, Simmons shall not be obligated to continue the Executive's participation in the Simmons First Endorsement Split-Dollar Life Insurance Program or provide any alternative benefits to such program after termination of the Executive's employment, except as specifically provided pursuant to the terms of the program documents governing such program.

ARTICLE 5
MITIGATION OF PAYMENT

Simmons and the Executive agree that, following the termination of employment by the Executive with Simmons, the Executive has no obligation to take any steps whatsoever to secure other employment and such failure by the Executive to search for or to find other employment upon termination from Simmons shall in no way impact the Executive's right to receive payment under any of the provisions of this Agreement.

ARTICLE 6
DECISIONS BY SIMMONS; FACILITY OF PAYMENT

Any powers granted to the Board of Directors of Simmons hereunder may be exercised by a committee, appointed by the Board of Directors of Simmons, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement. If the Board of Directors of Simmons or the committee shall find that any person to whom any amount is or was payable hereunder is unable to care for her affairs because of illness or accident, or has died, then the Board of Directors of Simmons or the committee, if it so elects, may direct that any payment due her or her estate (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or to or for the benefit of his spouse, children or other dependents, an institution maintaining or having custody of such person, any other person deemed by the Board of Directors of Simmons or committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Board of Directors of Simmons or committee may deem proper. Any such payment shall be in complete discharge of the liability of Simmons therefor.

ARTICLE 7
SOURCE OF PAYMENTS; NO TRUST

The obligations of Simmons to make payments hereunder shall constitute an unsecured liability of Simmons to the Executive. Such payments shall be made from the general funds of Simmons, and Simmons shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor her designated beneficiary shall have any interest in any particular asset of Simmons by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between Simmons and the Executive or any other person. To the extent that any person acquires a right to receive payments from Simmons hereunder, such right shall be no greater than the right of an unsecured creditor of Simmons.

ARTICLE 8
REDUCTION IN BENEFITS, EXCISE TAX

In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (a) constitute "parachute payments" within the meaning of

Section 280G of the Code and (b) but for this Article 8, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive's payments and benefits will be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

If a reduction in severance and other payments and benefits constituting "parachute payments" is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (I) reduction of cash payments; (II) cancellation of awards granted "contingent on a change in ownership or control" (within the meaning of Code Section 280G), (III) cancellation of accelerated vesting of equity awards, and (IV) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive's equity awards.

Any determination required under this Article 8 will be made in writing by Simmons’ independent tax accountants engaged by Simmons for general tax purposes immediately prior to the Change in Control ("Accountants"), whose good faith determination will be conclusive and binding upon the Executive and Simmons for all purposes. If the tax accounting firm so engaged by Simmons is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or if such firm otherwise cannot perform the calculations, Simmons shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. For purposes of making the calculations, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Simmons and the Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. Simmons will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article 8.

ARTICLE 9
SEVERABILITY

All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

ARTICLE 10
ASSIGNMENT PROHIBITED

This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of her or its rights or obligations hereunder except as specified in Article 15. Any attempt to assign any rights or delegate any obligations under this Agreement shall be void.

ARTICLE 11
NO ATTACHMENT

Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

ARTICLE 12
HEADINGS AND INTERPRETATION

The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. References herein to “Simmons” shall refer to both the Company and the Bank or the Company or the Bank, as the context requires, and the Company and the Bank shall have the option to perform the obligations provided herein, in their sole discretion, through either entity; provided, however, that for purposes of such obligations and the rights of Simmons under this Agreement, the Company and Bank shall be treated as one and the same; provided, further, that this statement shall not be deemed ineffective or construed to have any effect other than the effect expressly stated herein by reference in this Agreement to both the Company and the Bank, such references included solely to emphasize in certain places the intent of this statement and the Agreement as a whole. The Executive may enforce his rights against either the Company, the Bank, or both the Company and the Bank.

ARTICLE 13
GOVERNING LAW

The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of Arkansas, and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Arkansas, shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

ARTICLE 14
BINDING EFFECT

This Agreement shall be binding upon, and inure to the benefit of, the Executive and her heirs, executors, administrators and legal representatives and Simmons and its permitted successors and assigns.

ARTICLE 15
MERGER OR CONSOLIDATION

Simmons shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank (“Successor Corporation”) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Simmons would be required to perform it if no such succession had taken place. Upon such assumption, the Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement.

ARTICLE 16
ENTIRE AGREEMENT

This Agreement expresses the whole and entire agreement between the parties with reference to the Executive’s change in control-related severance and, as of the Effective Date, supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between Simmons and the Executive on this subject; provided, however, that, for the avoidance of doubt, nothing herein shall affect the rights of the Executive and the Company under any Associate Agreement and the terms and conditions associated with any grant of restricted stock units or other equity award. Each of the parties hereto has relied on her or its own judgment in entering into this Agreement.

ARTICLE 17
NOTICES

All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose by notice to the other party:

(a) If to the Executive: Ann Madea
13922 Stonegate Lane
Orland Park, IL 60467

(b) If to the Company or the Bank:

Simmons First National Corporation / Simmons Bank
Attention: Chairman
P. O. Box 7009
Pine Bluff, Arkansas 71611

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Article 17.

ARTICLE 18
MODIFICATION OF AGREEMENT

No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver of modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Article 18 may not be waived except as herein set forth.

ARTICLE 19
TAXES

To the extent required by applicable law, Simmons shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by laws to be withheld from any payments made pursuant to the terms of this Agreement. This term shall be construed in conjunction with Article 8 and shall not supersede or modify it in any way.

ARTICLE 20
409A COMPLIANCE

a)    The intent of the parties is that payment and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or comply with an exemption from the application of Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

b)    Neither the Executive, the Company, nor the Bank shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Section 409A.

c)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Section 409A unless such Executive has completely severed the Executive’s relationship with the Company and Bank or the Executive has permanently decreased Executive’s services to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if the Executive has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Section 409A.

d)    Notwithstanding any other provision of this Agreement, the Executive shall be solely liable, and neither the Company nor the Bank shall be liable in any way to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A otherwise fails to comply with, or be exempt from, the requirements of Section 409A.

ARTICLE 21
RECITALS

The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

ARTICLE 22
COUNTERPARTS

This Agreement shall become legally binding when the last party hereto executes and delivers this Agreement. This Agreement may be executed and delivered in multiple counterparts (including by Docusign/Echosign or a similarly accredited secure signature service or other electronic transmission or signature), each of which when so executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile, e-mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.

[Remainder of page intentionally blank. Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:
/s/ Ann Madea ____________________________
Ann Madea

COMPANY: SIMMONS FIRST NATIONAL CORPORATION

By: /s/ Jena Compton _______________________
Title: EVP Chief People and Strategy Officer_____

BANK: SIMMONS BANK

By: /s/ Jena Compton _______________________
Title: EVP Chief People and Strategy Officer_____

Exhibit A

RELEASE

In consideration of the benefits promised in the Executive Change in Control Severance Agreement to which this Release is attached as Exhibit A (and further defined below), Ann Madea (the “Executive”), hereby irrevocably and unconditionally releases, acquits, and forever discharges Simmons First National Corporation (the “Company”) and Simmons Bank (the “Bank”), and each of their agents, directors, members, shareholders, affiliated entities, officers, employees, former employees, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on Releasees’ right to terminate employees, or any federal, state or other governmental statute, regulation, law or ordinance, including without limitation, (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, (2) the Americans with Disabilities Act, (3) 42 U.S.C. § 1981, (4) the federal Age Discrimination in Employment Act (age discrimination), (5) the Older Workers Benefit Protection Act, (6) the Equal Pay Act, (7) the Family and Medical Leave Act, (8) the Employee Retirement Income Security Act, and (9) the Arkansas Civil Rights Act (“Claim” or “Claims”), which the Executive now has, owns or holds, or claims to have, own or hold, or which the Executive at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this Release.

Nothing in this Release shall restrict or prohibit the Executive or the Executive’s counsel from filing a charge or complaint with, initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower award programs administered by a state or federal agency. The Executive does not need the prior authorization of the Company or the Bank to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. The Executive is not required to notify the Company or the Bank that the Executive has engaged in such communications with the Regulators. The Executive recognizes and agrees that, in connection with any such activity outlined above, the Executive must inform the Regulators that the information the Executive is providing is confidential. To the extent, that any such charge or complaint is made against the Releasees, the Executive expressly waives any claim or right to any form of monetary relief or other damages, or any form of individual recovery or relief in connection with any such charge or complaint, except that the

Executive does not waive his right with respect to any government-issued award for information provided under the whistleblower award programs administered by a state or federal agency.

In addition, pursuant to the Defend Trade Secrets Act of 2016, the Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

The Executive hereby acknowledges and agrees that the execution of this Release and the cessation of the Executive’s employment and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts. The Executive further acknowledges and agrees that:

a)    The Release given by the Executive is given solely in exchange for the benefits set forth in the Executive Change in Control Severance Agreement dated as of November 12, 2021 between the Company, the Bank and the Executive to which this Release was initially attached and such consideration is in addition to anything of value which the Executive was entitled to receive prior to entering into this Release;

b)    By entering into this Release, the Executive does not waive any rights the Executive may have to indemnification, including without limitation indemnification for attorneys’ fees, costs and/or expenses, pursuant to applicable statute, the articles of incorporation and by-laws of the Company or the Bank or pursuant to the Indemnification Agreement dated as of November 12, 2021 between the Company and the Executive;

c)    By entering into this Release, the Executive does not waive rights or claims that may arise after the date this Release is executed;

d)    By entering into this Release, and subject to the limitations above, the Executive agrees not to knowingly make any statement or engage in any conduct which may reasonably be expected to have the effort of disparaging the Company or the Bank to any: (i) media; (ii) potential, current or former employees; or (iii) third parties. The Executive acknowledges that the Company and the Bank will be irreparably harmed by a breach of this provision and that there may be no adequate remedy at law;

e)    The Executive has been advised to consult an attorney prior to entering into this Release, and this provision of the Release satisfies the requirements of the Older Workers Benefit Protection Act that the Executive be so advised in writing;

f)    The Executive has been offered twenty-one (21) days [or 45 days if applicable] from receipt of this Release within which to consider whether to sign this Release; and

g)    For a period of seven (7) days following the Executive’s execution of this Release, the Executive may revoke this Release by delivering the revocation to the Chief People Officer of the Company, and it shall not become effective or enforceable until such seven (7) day period has expired.

This Release shall be binding upon the heirs and personal representatives of the Executive and shall inure to the benefit of the successors and assigns of the Company and the Bank.

Date ___________ _____________________
Ann Madea